www.entremed.com

FOR IMMEDIATE RELEASE:

May 15, 2012

7:00 a.m. ET

ENTREMED REPORTS FIRST QUARTER 2012

FINANCIAL RESULTS

ROCKVILLE, MD – May 15, 2012 – EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company, today reported financial results for the three months ended March 31, 2012.

The Company reported a net loss for the first quarter of approximately ($2.5 million), or ($0.23) per share, compared with a net loss of ($2.6 million), or ($0.25) per share, for the same period last year. The Company did not report any revenues for the first quarter 2012. As of March 31, 2012, the Company had cash and cash equivalents of approximately $11.3 million.

Sara B. Capitelli, Vice President, Finance and Principal Accounting Officer, commented, “Our financial resources were dedicated primarily to the clinical development of our primary drug candidate, ENMD-2076. R&D expenses for the first quarter decreased from the previous year as fewer patients were enrolled in and remained on clinical trials during 2012, compared to the 2011 period when we were continuing to enroll patients in the ENMD-2076 Phase 2 ovarian cancer study. We will continue to deploy our capital strategically to advance ENMD-2076, while at the same time continue to carefully monitor and control expenses. We expect that R&D expenses for ENMD-2076 will remain consistent or increase from the first quarter as we execute on our drug development strategy in 2012.”

Dr. Ken Ren, Chief Executive Officer, commented, “We start this next quarter with renewed determination, energy and a stronger balance sheet. We expect to focus and execute on our development plans and leverage our resources in both the U.S. and China for drug development and financing.”

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to using global resources to develop its lead compound, ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently completing a multi-center Phase 2 study in ovarian cancer and completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently completing a Phase 2 trial for ovarian cancer.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

(Financial Table Attached)

-more-

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended

March 31,

(in millions)	2012	2011

Total revenues	$0	$0

Research and development	$561,249	$1,398,274
General and administrative	$1,096,746	$1,253,105

Net Loss	$(2,533,858)	$(2,596,379)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.23)	$(0.25)

Weighted average number of shares outstanding (basic and diluted)	12,158,124	11,444,711

Cash and Short-term Investments	$11,345,510	$4,828,893

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